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            Amendment to the Handy & Harman 1982 Stock Option Plan

1.   A new Section 12 is added to read as follows:

         "12. Change in Control. (a) Notwithstanding anything in the Plan to the contrary, upon a Change in Control of the Company, all outstanding options granted under the Plan shall become immediately exercisable.

         (b) For purposes of this Section, a Change in Control of the Company shall be deemed to have occurred if:

                           (i)  any "person," as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

                           (ii)  during any period of two consecutive years (not
including any period prior to the execution of this amendment to the Plan), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                           (iii)  the stockholders of the Company approve a
merger or consolidation of the Company with any other corporation; other than
(A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than


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70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
(B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                           (iv)   the stockholders of the Company approve a
plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets."